Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-93713, 333-84702 and 333-108270) and Form S-8 (Nos. 333-74742, 333-40039, 333-40033, 333-40035 and 333-91696) of Pegasus Solutions, Inc. of our report dated March 16, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” in this Form 10-K.
PricewaterhouseCoopers LLP
Dallas, Texas
March 16, 2006